SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2005

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On January 12, 2005, BioMarin Pharmaceutical Inc. (the “Company”) and Medicis Pharmaceutical Corporation (“Medicis”) entered into amendments to the Securities Purchase Agreement and License Agreement entered into on May 18, 2004, a Convertible Promissory Note (“Convertible Note”) and a Settlement and Mutual Release Agreement (collectively the “Agreements”).

Under the terms of the Agreements, remaining payments from BioMarin to Medicis totaling $150 million will be reduced by $21 million to $129 million. Starting in July 2005, payments related to the license of Orapred totaling $93 million will be reduced pro rata to $88.4 million. Consideration to be received by Medicis from BioMarin in 2009 for the purchase of all outstanding shares of Ascent Pediatrics will be reduced by $11.4 million from $82 million to $70.6 million. Additionally, BioMarin will not be obligated to make $5 million of offset payments that would have been paid by BioMarin to Medicis in the second half of 2005 related to Medicis’ obligations to former Ascent Pediatric shareholders. Medicis will also pay BioMarin up to $6.0 million for ORAPRED® returns received by BioMarin between October 1, 2004 and June 30, 2005.

Additionally, Medicis will make available to BioMarin a Convertible Note of up to $25 million beginning July 1, 2005 based on certain terms and conditions including a change of control provision. Money advanced under the Convertible Note is convertible into BioMarin shares at a strike price equal to BioMarin average closing price for the 20 trading days prior to such advance. The Convertible Note matures on the option purchase date in 2009, as defined in the Security Purchase Agreement, but may be repaid by BioMarin at any time prior to the option purchase date.

In conjunction with the Agreements, BioMarin and Medicis have entered into a settlement and Mutual Release Agreement to forever discharge each other from any and all claims, demands, damages, debts, liabilities, actions and causes of action relating to the transaction consummated by the parties, other than certain continuing obligations, in accordance with the terms of the parties’ agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: January 12, 2005	By:	/s/ Louis Drupeau
Louis Drupeau
Chief Executive Officer